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                                                                   EXHIBIT 10.15

               THIRD AMENDED AND RESTATED LIMITED WAIVER AGREEMENT


         THIS THIRD AMENDED AND RESTATED LIMITED WAIVER AGREEMENT (the "Agreement") is made and entered into as of the 15th day of December, 1999, by and between Software Spectrum, Inc., a Texas corporation (the "Company") and Private Capital Management, Inc., a Florida corporation (the "Shareholder"). Terms used but not otherwise defined herein shall have the meanings assigned them in the Rights Agreement, as defined in such agreement as referenced below.

                                   WITNESSETH:

         WHEREAS, the Company and ChaseMellon Shareholder Services, L.L.C., (the "Rights Agent") (as successor to Keycorp Shareholder Services, Inc.), are parties to that certain Rights Agreement, dated as of December 13, 1996 (the "Rights Agreement"), which provides that, upon the event of any person or entity becoming an "Acquiring Person" as defined therein (an "Event"), shareholders of the Company may exercise certain Rights, defined therein to be the rights to purchase from the Company certain shares of the preferred stock of the Company having the rights and preferences set forth in the Statement of Designation attached as Exhibit A to the Rights Agreement;

         WHEREAS, the Company and the Shareholder mutually agreed that it was in the best interest of each of the Company and the Shareholder that the Company effect a certain 1997 Stock Repurchase Plan (the "1997 Plan") pursuant to the terms of which the Company from time to time during the operation of the 1997 Plan repurchased in the open market an amount equal to $2.5 Million, shares of its common stock, par value $.01 (the "Common Stock") (the "1997 Plan Repurchases");

         WHEREAS, in order to preclude the 1997 Plan Repurchases from resulting in the Shareholder owning a percentage of the Company's stock that would result in an Event (the "Shareholder Event"), which Shareholder Event, upon agreement of the Company and the Shareholder, would have had undesirable consequences for each of the Company and the Shareholder, the Company and the Shareholder executed and delivered that certain Limited Waiver Agreement dated as of July 31, 1997 (the "Waiver Agreement");

         WHEREAS, following the completion of the 1997 Plan Repurchases, the Company and the Shareholder mutually agreed that it was in the best interest of each of the Company and the Shareholder that the Company effect a certain 1998 Stock Repurchase Plan (the "1998 Plan") pursuant to the terms of which the Company from time to time during the operation of the 1998 Plan repurchased, for an additional amount not to exceed in the aggregate $2.5 Million, in the open market, a certain number of shares of its Common Stock (the "1998 Repurchases");

         WHEREAS, in order to preclude the 1998 Repurchases from resulting in the Shareholder owning a percentage of the Company's Common Stock that would result in a Shareholder Event,


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the Company and the Shareholder executed and delivered that certain Amended and
Restated Limited Waiver Agreement dated as of July 7, 1998 (the "Amended Waiver Agreement");

         WHEREAS, following completion of the 1998 Repurchases, the Company and the Shareholder mutually agreed that it was in the best interest of each of the Company and the Shareholder that the Company effect a certain 1999 Stock Repurchase Plan (the "1999 Plan") pursuant to the terms of which the Company from time to time repurchased in the open market shares of the Company's common stock up to an aggregate of $5.0 million (the "1999 Repurchases").

         WHEREAS, in order to preclude the 1999 Repurchases from resulting in the Shareholder owing a percentage of the Company's Common Stock that would result in a Shareholder Event, the Company and the Shareholder executed and delivered that certain Second Amended and Restated Limited Waiver Agreement dated as of March 29, 1999 (the "Second Amended Waiver Agreement").

         WHEREAS, the Company and the Shareholder have mutually agreed that upon completion of the 1999 Repurchases, it is in the best interest of each of the Company and the Shareholder that the Company effect a certain 2000 Stock Repurchase Plan (the "2000 Plan") pursuant to the terms of which the Company will from time to time during the operation of the 2000 Plan, repurchase for an additional amount not to exceed $5.0 million, in the open market, a certain number of shares of its Company Stock (the "2000 Repurchases"); and

         WHEREAS, the Company and the Shareholder have mutually agreed that it is in the best interest of each of the Company and the Shareholder to amend and restate the terms of the Second Amended Waiver Agreement, expressly to effect the 2000 Plan;

         NOW, THEREFORE, in order to facilitate the 2000 Repurchases pursuant to the 2000 Plan and simultaneously to preclude the occurrence of the Shareholder Event, the Company and the Shareholder, in consideration of the mutual covenants and agreements herein contained, do hereby agree as follows:

         1.       CERTAIN DEFINITIONS.

                  "Affiliate(s)" shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Shareholder. Furthermore, with respect to the Shareholder, "Affiliate(s)" shall also mean any person or entity for whom the Shareholder acts as an investment advisor or consultant with respect to the Company.

                  "Beneficial Ownership" shall have the meaning assigned to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended as in effect on the date hereof.

                  "Control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the Company, whether through ownership of the Common Stock, by contract, or otherwise.

                                      -2-

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                  "Current Shareholder Position" shall have the meaning assigned it in Section 2 below.

                  "Prohibited Activity" shall mean: (i) any attempt by the Shareholder or any of its Affiliates to gain Control of the Company;
         (ii) any Prohibited Transaction, as hereinafter defined or (iii) any public action on the part of the Shareholder or any of its Affiliates, acting individually or in concert with other persons, which could reasonably be construed: (a) as an attempt to effect a change of Control including, but not limited to, the issuance of press releases or the filing of documents with the Securities And Exchange Commission or any other Federal or State governmental entity or (b) as an action contrary to the position of the then current board of directors of the Company.

                  "Prohibited Transaction" shall mean any transaction by the Shareholder or any of its Affiliates which would result in the Beneficial Ownership by the Shareholder or any of its Affiliates, either individually or as a group, of the Common Stock in an amount in excess of the Current Shareholder Position.

                  "Standstill Period" shall mean that time period commencing on the date of this Agreement and ending with the date which is the fifth annual anniversary of the date of this Agreement.

         2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
SHAREHOLDER.

                  A. The Company hereby represents and warrants to the Shareholder that it (i) has duly authorized the 2000 Plan and, subject to relevant market and other factors and conditions affecting the Company in the good faith judgment of its Board of Directors, the Company will make bona fide efforts, during the operation of the 2000 Plan, to effect the 2000 Repurchases pursuant to the 2000 Plan and (ii) is currently authorized to spend up to $5.0 Million on the 2000 Repurchases pursuant to the 2000 Plan.

                  B. The Shareholder hereby represents and warrants to the Company that, as of the date hereof, the total number of shares of Common Stock of which the Shareholder or any of its Affiliates or Associates has Beneficial Ownership is 861,854 shares (as such share ownership may be affected from time to time by stock splits, stock dividends, reverse splits or any other such matter affecting all shareholders equally, the "Current Shareholder Position").

         3.       CERTAIN COVENANTS AND AGREEMENTS.

                  A. Covenants and Agreements of the Company.

                           a. The Company hereby agrees that, notwithstanding
the fact that the 2000 Repurchases pursuant to the 2000 Plan may result in the Shareholder Event, if the Shareholder Event should occur solely by virtue of the 1997 Plan Repurchases, the 1998 Repurchases, the 1999 Repurchases and/or the 2000 Repurchases pursuant to the 2000 Plan, such Shareholder Event shall be deemed not to have occurred, and the Company hereby grants a limited waiver of any provision of the Rights Agreement pursuant to the terms of which the Shareholder Event would be considered

                                      -3-

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to have occurred solely by virtue of the 1997 Plan Repurchases, the 1998
Repurchases, the 1999 Repurchases and/or the 2000 Repurchases.

                           b. The Company hereby acknowledges and agrees that,
by virtue of the operation of this Agreement, the Shareholder, alone or together with its Affiliates and Associates, may have Beneficial Ownership of twenty percent (20%) or more of the shares of Common Stock of the Company then outstanding, provided that such circumstance occurs solely as a result of the 1997 Plan Repurchases, the 1998 Repurchases Repurchases, the 1999 Repurchases and/or the 2000 Repurchases, and yet not be deemed to be an "Acquiring Person" for purposes of the Rights Agreement.

                           c. The Company acknowledges and agrees that nothing
in this Agreement shall preclude the Shareholder from (i) effecting sales and purchases of the Common Stock so long as the Current Shareholder Position is not exceeded or (ii) subject to the provisions of paragraph 3(B)(a) below, exercising the voting privileges commensurate with its ownership of the Common Stock.

                  B. Covenants and Agreements of the Shareholder.

                           a. The Shareholder agrees that neither the
Shareholder nor any of its Affiliates shall engage in any Prohibited Activity
(i) at any time that the Shareholder, alone or together with its Affiliates has Beneficial Ownership of 20% or more of the outstanding Common Stock of the Company as a result of Repurchases pursuant to any of the repurchase Plans, or
(ii) during the Standstill Period.

                           b. The Shareholder acknowledges and agrees that this
Agreement constitutes only a limited waiver of the Rights Agreement and that the waiver herein contained applies only to the occurrence of the Shareholder Event as the result solely of the 1997 Plan Repurchases, the 1998 Repurchases, the 1999 Repurchases and/or the 2000 Repurchases and not to any other circumstances or conditions which may result in the occurrence of the Shareholder Event.

                           c. The Shareholder hereby further acknowledges that,
should the Shareholder Event occur as a result of or in connection with the purchase or acquisition by the Shareholder of Common Stock of the Company which results in an increase in the Current Shareholder Position, then this limited waiver shall not apply and the Shareholder shall, in accordance with the terms of the Rights Agreement, be deemed to be an "Acquiring Person."

                  C. Covenants and Agreements of the Company and the Shareholder.

                     The Company and the Shareholder acknowledge and agree that this Agreement constitutes a limited waiver of the Rights Agreement; by agreeing to this waiver, the Company has not agreed to waive any other provisions of the Rights Agreement and the Company hereby expressly reserves its right fully to enforce the Rights Agreement except as such enforcement may be limited by the express terms of this Agreement.

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         4.       GENERAL PROVISIONS.

                  A. Voidability. This Agreement shall become null and void if the Company shall not have publicly announced its authorization of the 2000 Plan on or before January 31, 2000.

                  B. Entire Agreement. This Agreement constitutes the entire agreement by and among the parties with respect to the subject matter hereof.

                  C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  D. Assignability. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, that neither this Agreement nor any right hereunder shall be assignable by the Shareholder without the prior written consent of the Company and the Rights Agent, but this Agreement shall be assignable by the Company to any successor by merger or otherwise to the Company and by the Rights Agent to any successor without the consent of the Shareholder.

                  E. Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Texas.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                  SOFTWARE SPECTRUM, INC.


                                                  By:   /s/ JUDY ODOM SIMS
                                                        -----------------------
                                                  Name:     Judy Odom Sims
                                                        -----------------------
                                                  Title:    Chairman & CEO
                                                        -----------------------

                                                  PRIVATE CAPITAL MANAGEMENT,
                                                  INC.


                                                  By:   /s/ GREGG J. POWERS
                                                        -----------------------
                                                  Name:     Gregg J. Powers
                                                        -----------------------
                                                  Title:    President, Private
                                                        -----------------------
                                                            Capital Mgt., Inc.
                                                        -----------------------


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ACKNOWLEDGED AND ACCEPTED:

CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


By:   /s/ R. JOHN DAVIS
      ----------------------------------
Name:     R. John Davis
      ----------------------------------
Title:    Vice President
      ----------------------------------



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